EXHIBIT 10.1
CLEARWIRE CORPORATION
CHANGE IN CONTROL
SEVERANCE PLAN

CLEARWIRE CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
(Effective as of March 25, 2008)
Section 1. Establishment and Purpose
     Clearwire Corporation has established this Clearwire Corporation Change in Control Severance Plan (this “Plan”) effective as of March 25, 2008 to pay benefits under certain circumstances to Participants (as defined below) as compensation for certain types of terminations of employment in connection with or following a Change in Control (as defined below). This Plan is effective as of March 25, 2008 (the “Effective Date”).
     All benefits under this Plan are subject to the terms and conditions specified herein. This document is intended to serve as the official document for this Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Section 2. Definitions
     Capitalized terms not otherwise defined herein shall have the applicable meanings set forth below:
     “Anticipatory Termination” means a termination of a Group 1 Participant or Group 2 Participant within the period between (i) (a) the date that the Company’s board of directors approves the transaction resulting in the Change of Control or (b) the date that any third party publicly announces its intention to acquire control of the Company (for example, by launching a public tender offer), as applicable, and (ii) the Closing Time in a manner that would entitle such Participant to benefits hereunder if such termination occurred after the Closing Time, but only if the Plan Administrator determines that, as applicable, (x) the Employer terminated the Participant’s employment at the request or instruction of a third party who had taken steps reasonably calculated to effect a Change in Control or (y) the Participant terminated his or her employment due to an event that would have constituted Good Reason if the date on which the Change in Control occurs was deemed to be the date immediately prior to the date of such event and such Good Reason event occurred by virtue of the request or instruction of a third party who had taken steps reasonably calculated to effect a Change in Control.
     “Board” means the Board of Directors of the Company.
     “Cause” shall have the correlative meaning set forth in a Participant’s employment agreement with an Employer or, in the absence of any such agreement or in the absence of any similar definition in such agreement, “Cause” shall mean a Participant’s termination due to a preponderance of objective evidence of any of the following: (i) the Participant’s indictment for, or conviction of, a felony or a crime involving fraud or a crime that would negatively affect the Company’s reputation if the Participant remained in his/her position; (ii) proof of a material violation of a key Company policy by the Participant (such policy violation must be of a substantial nature similar in magnitude to acts of harassment or discrimination); (iii) continued insubordination or a gross dereliction of duty by the Participant after written warning; (iv) willful or grossly negligent conduct by the Participant that is demonstrably and significantly injurious to the Company and its subsidiaries; or (v) a willful and material breach by the Participant of the Company’s Employee Confidentiality and Intellectual Property Agreement (or similar or Successor Agreement) by the Participant. An act or omission shall not be “willful” if conducted with a reasonable belief that such act or omission is in the best interests of the Company. Subject to the following sentence, the existence of Cause shall be determined by the Plan Administrator in good faith and based on a reasonable investigation of the underlying facts. Notwithstanding the foregoing, “Cause” for termination of a Group I Participant shall not exist unless and until there shall have been delivered to the Group I Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Group I Participant and an opportunity for the Group I Participant, together with the Group I Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Group I Participant was guilty of the conduct set forth above in (i), (ii), (iii), (iv) or (v) of this paragraph and specifying the particulars thereof in detail.
     “Change in Control” means the occurrence of any of the following after the Effective Date:
     (a) An acquisition of securities of the Company by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) (other than Eagle River, Intel or any of their Controlled Affiliates) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty-five percent (35%) of the combined voting power of the Company’s then-outstanding securities entitled to vote in the election of members of the Board (“Voting Securities”); provided, however, that the following acquisitions of Shares or Voting Securities shall not constitute a Change in Control under this clause (a): acquisitions by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).
     (b) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that, if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or
     (c) The consummation of:

          (i) A merger, consolidation or reorganization (1) with or into the Company or a direct or indirect subsidiary of the Company or (2) in which securities of the Company are issued (each, a “Merger”), unless such Merger is a “Non-Control Transaction”;
          (ii) A complete liquidation or dissolution of the Company; or
          (iii) The sale or other disposition of all or substantially all of the U.S. assets of the Company and its direct and indirect subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger for this purpose).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
     “Closing Time” means the time as of which a Change in Control is consummated.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” means Clearwire Corporation and any successor, by merger or otherwise, to Clearwire Corporation.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Controlled Affiliate” means, with respect to any Person, any other Person directly or indirectly under the Control of that Person.
     “Disability” means the Participant’s inability, due to physical or mental incapacity, to substantially perform his/her duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months.
     “Eagle River” means Eagle River Holdings, LLC and Eagle River, Inc.
     “Employee” means each person (i) who was employed by any Employer before (a) the date that the Company’s board of directors approves the transaction resulting in the Change of Control or (b) the date that any third party publicly announces its intention to acquire control of the Company (for example, by launching a public tender offer), and (ii) who either (a) is an employee of any Employer immediately prior to the Closing Time or (b) who has been terminated in an Anticipatory Termination prior to the Closing Time. Any other person who is not employed by an Employer immediately prior to the Closing Time shall not be considered an Employee hereunder for any purpose.
     “Employer” means each of the Company and any direct or indirect parent or subsidiary entities of the Company with respect to which the Company holds, directly or indirectly, at least a majority of the voting power.
     “Excise Tax” means the excise tax imposed by Code Section 4999.
     “Good Reason” shall have the correlative meaning set forth in a Participant’s employment agreement with the Company or, in the absence of any such agreement or in the absence of any similar definition in such agreement, “Good Reason” shall mean: (i) the occurrence of a significant, adverse change in the Participant’s duties, responsibilities or authority as compared to those immediately prior to a Change in Control; (ii) a relocation of the Participant’s principal office to a location more than thirty (30) miles from the Participant’s then current office; (iii) a reduction of the Participant’s base salary or bonus potential, or any other significant adverse financial consequence associated with on-going employment following a Change in Control; or (iv) a breach by any Employee of its obligations to the Participant, that is not corrected within twenty (20) business days following the receipt by the Plan Administrator of written notice specifying, in reasonably detail, such breach. A Participant’s mental or physical incapacity following the occurrence of any event described in clauses (i) through (iv) hereof shall not affect the Participant’s ability to termination his/her employment for Good Reason. With respect to an event described in clause (iv) above, Good Reason shall not exist until the expiration of the applicable cure period without such breach being cured.
     “Group 1 Participant” means an Employee who, as of immediately prior to the Closing Time, is set forth on Exhibit A attached hereto or is designated as a Group 1 Participant by the chief executive officer of the Company. Without the written consent of the affected Employee, an Employee who otherwise qualifies as a Group 1 Participant at the Closing Time cannot thereafter be removed as a Group 1 Participant.
     “Group 2 Participant” means an Employee who, as of immediately prior to the Closing Time, is classified as a Tier B, Tier B-2, Tier C or Tier D Employee by the Employer, which classification shall be made in the Employer’s sole discretion; provided, that, a Tier D Employee shall be a Group 2 Participant only if such Employee has a direct reporting relationship to a Group 1 Participant and has Target Annual Compensation of $100,000 or more. Without the written consent of the affected Employee, an Employee who otherwise qualifies as a Group 2 Participant at the Closing Time cannot thereafter be removed as a Group 2 Participant for as long as such person remains an Employee.
     “Group 3 Participant” means all Employees who do not qualify as a Group 1 Participant or Group 2 Participant. Without the written consent of the affected Employee, an Employee who otherwise qualifies as a Group 3 Participant at the Closing Time cannot thereafter be removed as a Group 3 Participant for as long as such person remains an Employee.

     “Group 3 Severance Period” means the period of time with respect to which a Group 3 Participant’s Cash severance benefit under Section 5.3 is determined, it being understood that each 1/12 of a Group 3 Participant’s Target Annual Earnings corresponds to a Group 3 Severance Period of one month. In determining the duration of the post-termination health insurance coverage, the Group 3 Severance Period shall be at least equal to the minimum periods described in the immediately preceding sentence.
     “Intel” means Intel Corporation.
     “Months of Service” means the number of a Participant’s whole months of service with the Company and its affiliates, as determined upon the date of the Participant’s Qualifying Termination.
     Non-Control Transaction” means a Merger in which:
     (a) either (i) Eagle River, Intel or any of their Controlled Affiliates or (ii) the stockholders of the Company immediately before such Merger, in either case, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the surviving corporation, if there is no parent corporation of the surviving corporation or (y) if there is one or more than one parent corporation, the ultimate parent corporation, unless in either case the Merger results in any Person (other than Eagle River, Intel or any of their Controlled Affiliates) acquiring Beneficial Ownership of more than thirty-five percent (35%) of the combined voting power of the Voting Securities of the surviving corporation or ultimate parent corporation, as applicable; and
     (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the surviving corporation, if there is no parent corporation of the surviving corporation, or (y) if there is one or more than one parent corporation, the ultimate parent corporation.
     “Participant” means each Employee who, as of the Closing Time, is a Group 1 Participant, a Group 2 Participant or a Group 3 Participant.
     “Plan Administrator” means (i) for Group 1 Participants and Group 2 Participants, the Compensation Committee of the Board and (ii) for Group 3 Participants, Mark Fanning, Vice President, People Development, or his successor.
     “Protection Period” means (i) in the case of Group 1 Participants and Group 2 Participants only, the twenty-four (24) month period commencing on the Closing Time and (ii) in the case of Group 3 Participants only, the twelve (12) month period commencing on the Closing Time.
     “Qualifying Healthcare Coverage” means the health care coverage made available to employees of the Employer with substantially similar duties and responsibilities to those of the Participant, as determined immediately prior to such Participant’s Qualifying Termination.

     “Qualifying Termination” means a termination during the applicable Protection Period of the employment with all Employers of a Participant in a manner that entitles such Participant to severance benefits in accordance with Section 4 of the Plan. For the purposes of determining whether a termination occurs during the applicable Protection Period, the date of such termination shall be deemed to be the last day on which the Employee actively provides services to all Employers, as determined in good faith by the Plan Administrator.
     “Target Annual Commission” means the amount obtained by multiplying (i) the net commissions received by Participant over the three month period ending on the date of the Qualifying Termination by (ii) four (4).
     “Target Annual Compensation” means the sum (i) the greater of a Participant’s annual base salary as in effect immediately prior to the Closing Time or on the date of the Participant’s Qualifying Termination, (ii) the Participant’s Target Annual Commission, if any, and (iii) the greater of a Participant’s target annual bonus as in effect immediately prior to the Closing Time or on the date of the Participant’s Qualifying Termination, in each case determined without giving effect to any reductions effected without the Participant’s consent in any item of such compensation after the later of (x) the signing of a definitive agreement that, if consummated, would constitute a Change in Control and (y) the Closing Time.
     “Target Annual Earnings” means the sum of (i) the greater of a Participant’s annual base salary as in effect immediately prior to the Closing Time or on the date of the Participant’s Qualifying Termination and (ii) the Participant’s Target Annual Commissions, in either case determined without giving effect to any reductions effected without the Participant’s consent in any item of such compensation after the later of (x) the signing of a definitive agreement that, if consummated, would constitute a Change in Control and (y) the Closing Time.
Section 3. Participants
     3.1 Eligibility to Participate. Each Employee who is a Group 1 Participant, Group 2 Participant or Group 3 Participant shall participate in this Plan. No person who is not a Participant at the Closing Time shall be permitted to participate in the Plan.
     3.2 Eligibility for Benefits. A Participant shall be entitled to receive benefits under this Plan only if such Participant’s employment with the Employer is terminated in accordance with Section 4.
Section 4. Qualifying Terminations of Employment
     4.1 Group 1 Participants and Group 2 Participants. Subject to Section 4.4, a Group 1 Participant and Group 2 Participant shall be entitled to benefits under this Plan if, and only if, the employment of such Group 1 Participant or Group 2 Participant with each Employer is (i) (1) terminated by such Employer(s) for any reason other than for Cause or due to such Group 1 Participant’s or Group 2 Participant’s Disability or is voluntarily terminated by such Group 1 Participant or Group 2 Participant within sixty (60) days of the occurrence of an event of Good Reason and (2) such termination occurs during the applicable Protection Period, or (ii) terminated in an Anticipatory Termination.

     4.2 Group 3 Participants. Subject to Section 4.4, a Group 3 Participant shall be entitled to benefits under this Plan if, and only if, the employment of such Group 3 Participant with each Employer is (i) terminated by the such Employer(s) for any reason other than for Cause or documented unsatisfactory job performance due to such Group 3 Participant’s Disability or is terminated by such Group 3 Participant within 30 days of the relocation of the Group 3 Participant’s principal office to a location more than thirty (30) miles away from Group 3 Participant’s principal office location as of the date of the Change in Control and (ii) such termination occurs during the applicable Protection Period.
     4.3 Effect of Other Terminations. A Participant shall not be entitled to any benefits under this Plan (i) if the Participant’s employment is terminated for Cause, due to the Participant’s Disability, due to the Participant’s death or due to the Participant’s voluntary termination of employment other than as described in Section 4.1 or Section 4.2, as applicable or (ii) if the Participant’s employment is terminated by virtue of a sale of assets (including the sale of the stock of a subsidiary corporation) occurring after the Closing Time if the Participant is offered employment by the acquirer of such assets on terms and conditions substantially similar to those that existed with the applicable Employer immediately prior to such transfer.. For the sake of clarity, the transfer of employment from one Employer to another Employer or the termination of employment with one or more Employers but not all Employers shall not constitute a termination of employment for purposes of Section 4.1 or 4.2 For purposes of the Plan, the employment of a Participant will be treated as terminated only if such Participant has experienced a “separation from service,” as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder.
     4.4 Release. Notwithstanding anything to the contrary contained herein, as a condition to the receipt of any benefits under this Plan, a Participant shall be required to properly execute, return to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit C. Such release must be returned to the Company within sixty (60) days of the Participant’s Qualifying Termination. By properly executing the release, the Participant acknowledges (among other things) that the calculation of his or her severance benefits under this Plan is correct and that he or she is not entitled to any other severance benefits as a result of the termination of his or her employment with an Employer, and releases any and all claims arising out of his or her employment with any Employer or the termination of that employment.
Section 5. Severance Pay and Benefits
     5.1 Group 1 Participants. The Company shall provide the following benefits to each Group 1 Participant who becomes entitled to benefits under Section 4.1 above: (i) cash severance payments equal to 200% of the Group 1 Participant’s Target Annual Compensation and (ii) continuation of Qualifying Healthcare Coverage, at no increased cost to the Group 1 Participant, for twenty-four (24) months following such Group 1 Participant’s Qualifying Termination (unless and until such time as the Group 1 Participant is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise). Notwithstanding the foregoing, the cash severance benefit payable to the Company’s chief executive officer under clause (i), above, shall be equal to 300% (instead of 200%) of such Participant’s Target Annual Compensation.

     5.2 Group 2 Participants. The Company shall provide the following benefits to each Group 2 Participant who becomes entitled to benefits under Section 4.1 above: (i) cash severance payments equal to 100% of the Group 2 Employee’s Target Annual Compensation and (ii) continuation of Qualifying Healthcare Coverage, at no increased cost to the Group 2 Participant, for twelve (12) months following such Group 2 Participant’s Qualifying Termination (unless and until such time as the Group 2 Participant is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise).
     5.3 Group 3 Participants. The Company shall provide the following benefits to each Group 3 Participant who becomes entitled to benefits under Section 4.2 above: (i) cash severance payments equal to the sum of (A) one-twelfth (1/12) of the Group 3 Participant’s Target Annual Earnings for each full twelve (12) Months of Service credited to such Group 3 Participant up to a maximum of 36 Months of Service and (B) one twenty-sixth (1/26) of the Group 3 Participants’ Target Annual Earnings for each six (6) Months of Service in excess of thirty-six (36) Months of Service credited to such Group 3 Participant and (ii) continuation of Qualifying Healthcare Coverage, at no increased cost to the Group 3 Participant, during the Group 3 Severance Period (unless and until such time as the Group 3 Participant is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise). Notwithstanding the foregoing, each Group 3 Participant with zero (0) to twelve (12) Months of Service will receive a minimum severance payment equal to one-sixth (1/6) of such Group’s Participant’s Target Annual Earnings and each Group 3 Participant with 13-36 Months of Service will receive a minimum severance payment equal to one-quarter (1/4) of Such Group’s Participant’s Target Annual Earnings.
     5.4 Equity Acceleration. In the event of a Qualifying Termination of a Participant and in addition to any other rights such Participant may have to accelerated vesting of outstanding equity awards, any unvested equity awards held by such Participant issued by an Employer shall become fully vested and exercisable on such Qualifying Termination, and in the case of Group 1 Participants, shall remain exercisable until the shorter of (i) the end of their original term and (ii) one (1) year following such Qualifying Termination.
     5.5 280G Gross-Up. In the event any Participant who, at the time of such Change in Control, would be a “disqualified individual” pursuant to Treas. Reg. section 1.280G-1 Q/A-15 becomes subject to an Excise Tax as a result of any payments or benefits provided by any Employer (whether pursuant to this Plan or otherwise), the Company shall pay to the Participant, prior to the time any such Excise Tax is due (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the sum of (i) the Excise Tax on such payments and/or benefits plus (ii) any penalty and interest assessments associated with such Excise Tax. The Annex attached hereto provides additional information with respect to determination and administration of payments described in this Section 5.5.
     5.6 Time and Form of Payment. The Company shall pay any cash severance payments payable under this Plan pursuant to Sections 5.1(i), 5.2(i) or 5.3(i) as a single lump sum to a Participant on the next regularly scheduled payroll date following the later of (i) the date the Plan Administrator has received a signed release from the Participant and any applicable revocation period has expired or (ii) the Participant’s date of Qualifying Termination.
     5.7 No Duplication of Payments or Benefits. As a condition of receiving benefits under this Plan, each Participant shall and does agree that such Participant will not be entitled to any other cash severance payments and/or welfare benefits.
Section 6. Funding and Indemnification
     6.1 General. All benefits provided pursuant to this Plan shall be general obligations of the Company. The claim of a Participant to a benefit shall at all times be merely the claim of an unsecured creditor of the Company. Subject to Section 6.2, no trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The Company shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Company elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.
     6.2 Certain Obligation. Notwithstanding the foregoing, immediately prior to the Closing Time, the Company shall secure the performance of its obligations hereunder by depositing or causing to be deposited, in a “rabbi” trust (as contemplated by Rev. Proc. 92-64), the maximum total cash severance that could become payable under Section 4.1 and the maximum excise tax gross-up payments that could become payable under Section 5.5, in each case, to all Participants who, at the time of such Change in Control, would be a “disqualified individual” pursuant to Treas. Reg. section 1.280G-1 Q/A-15. Any failure by the Company to satisfy any of its obligations pursuant to this Section 6 shall not limit the rights of the Participants hereunder. To the extent permitted by its certificate of incorporation and by-laws and by the laws of the state in which it is incorporated, the Company will indemnify any employee, officer or director of an Employer against any and all liabilities incurred by reason of any act or omission made in good faith pursuant to this Plan.
Section 7. Not a Contract of Employment
     This Plan does not alter or affect in any way whatsoever the at-will status of employment of any Participant with the Employers. This Plan does not (a) impose any obligation on the Company or another Employer to employ an employee (whether or not a Participant) for any specified period of time, (b) restrict the Company’s or another Employer’s right to change any employee’s (including a Participant’s) employment status, (c) restrict the Company’s or another Employer’s right to change its policies or practices regarding termination of employment, or (d) give an employee or Participant any additional rights to remain an employee or to remain subject to any such policies or practices.
Section 8. Assignment and Offset

     No Participant shall have the right or power to alienate, commute, anticipate or otherwise assign all or any portion of the benefit payable to him or her under this Plan. In the event of any attempt to alienate, commute, anticipate or otherwise assign the benefits under this Plan, such action shall be void, and the Plan Administrator shall have the right to suspend temporarily or to forfeit permanently the benefit which otherwise would be payable to or on behalf of the affected Participant.
Section 9. Claims Procedure
     9.1 Initial Claim. The Plan Administrator shall determine whether a Participant’s employment with the Employers terminated in a Qualifying Termination within [ten (10)] days of such termination. Alternatively, a Participant may submit a written claim for benefits under this Plan with the Plan Administrator. The Plan Administrator will make an initial decision on such claim and communicate it to the Participant within ninety (90) days; provided however that if special circumstances require an extension of time, the Plan Administrator may extend such period by an additional ninety (90) days by sending the Participant a written notice of extension prior to the end of the initial ninety (90) day period. Such extension notice shall indicate the special circumstances requiring an extension and the date on which the Plan Administrator expects to reach a decision. If the Plan Administrator denies a Participant’s claim, the Plan Administrator will notify the Participant in writing of the reasons for the denial and the Plan provisions that are the basis of the denial, an explanation of what other material or information is needed, if any, and explanation of the claims review process.
     9.2 Claims Review Process. If the Plan Administrator denies any Participant’s claim for benefits under the Plan, the Plan Administrator shall notify such Participant of such denial by written notice which shall set forth (i) the specific reason(s) for such denial, (ii) the Plan provisions that are the basis for the denial, (iii) an explanation of what other material or information is needed, if any, and why it is needed and (iv) an explanation of the claims review process. The Participant shall be afforded a reasonable opportunity for a full and fair review by the Plan Administrator of the decision to deny his/her claim for Plan benefits.
Section 10. Administration
     10.1 General. The Plan Administrator shall be the named fiduciary responsible for the administration of the Plan.
     10.2 Authority of Plan Administrator. The Plan Administrator shall have the power and sole and absolute discretion to (i) determine all questions arising in the administration of the Plan or arising in law or fact in the interpretation and application of the Plan; (ii) promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan; (iii) determine the person or persons to whom benefits under the Plan shall be paid and compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan; (iv) decide any dispute arising hereunder; (v) correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan; and (vi) have all such other powers as may be necessary to discharge its duties hereunder.

Section 11. Amendment and Termination
     The Board of Directors of the Company may amend, modify or terminate this Plan at any time and in any respect, provided that (i) this Plan may not be amended or terminated during the Protection Period in a manner adverse to any Participant and (ii) this Plan shall not be amended (during or after a Protection Period) so as to reduce the payments or benefits payable hereunder to any Participant who incurred a Qualifying Termination during the applicable Protection Period.
Section 12. Governing Law
     Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Participant for or with respect to benefits due under this Plan unless the person bringing such action has exhausted the claims review process described in Section 9.
Section 13. Code Section 409A
     The Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A and the Treasury Regulations thereunder.
     Notwithstanding the timing of the payments pursuant to Section 5.6 of this Agreement, to the extent the Participant would otherwise be entitled to a payment during the six (6) months beginning on the date of a Qualified Termination that would be subject to the additional tax imposed under Section 409A of the Code, (i) the payment will not be made to the Participant and instead will be made, at the election of the Company, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Company and its affiliates) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to the Participant on the earlier of the six (6)-month anniversary of the date of the Qualified Termination or the Participant’s death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent the Participant would otherwise be entitled to any benefit (other than a cash payment) during the six (6) months beginning on the date of a Qualified Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Employee for the delay, with such adjustment to be determined in the Company’s reasonable good faith discretion) on the earlier of the six (6)-month anniversary of the date of the Qualified Termination or the Participant’s death or disability (within the meaning of Section 409A of the Code).
Section 14. Successors

     This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

     IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly authorized officer on the 25 day of March, 2008.

CLEARWIRE CORPORATION

By:	Benjamin G. Wolff

Title:	Chief Executive Officer

ANNEX
     The determination of whether any payments and/or benefits to a Participant constitute a Parachute Payment within the meaning of Section 280G(b)(2) of the Code and, if so, the amount to be paid to the Participant and the time of payment pursuant to Section 5.5 of the Plan shall be made by an independent auditor (the “Auditor”) selected by the Participant and the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company of any affiliate thereof. If the Participant and the Company cannot agree on the firm to serve as the Auditor, then the Participant and the Company shall each designate one (1) accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. All fees and expenses of the Auditor shall be borne solely by the Company. Any payment required to be paid by Section 5.5 of the Plan (a “Gross-Up Payment”) shall be paid by the Company to the Participant within five (5) calendar days of the receipt of the Auditor’s determination. Any determination by the Auditor shall be binding upon the Company and the Employee, except as described in the next paragraph.
     As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to this Section ___(the “Overpayment”) or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section ___(the “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
     The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment and would require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
     (A) give the Company any information reasonably requested by the Company relating to such claim,

     (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (C) cooperate with the Company in good faith in order effectively to contest such claim, and
     (D) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(f)(ii), the Company shall control all proceedings taken in connection with such contest, provided that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.